                                                                 EXHIBIT (a)(31)

                                     LOGO
                                    HILTON


                                                                October 6, 1997

                           YOU WON THE RIGHT TO VOTE

                 IT'S TIME FOR YOU TO DETERMINE ITT'S FUTURE.

Dear Fellow ITT Corporation Shareholder:

  Last week, in a victory for ITT shareholders, the U.S. District Court in Nevada enjoined ITT management from pursuing its so-called "comprehensive" highly-leveraged break-up plan prior to ITT's 1997 annual shareholders' meeting.

  THE COURT'S DECISION SHIFTS THE POWER FOR DECIDING ITT'S FUTURE DIRECTION BACK WHERE IT RIGHTFULLY BELONGS -- TO THE REAL OWNERS OF ITT, ITS SHAREHOLDERS. ITT HAS SET NOVEMBER 12 AS THE DATE FOR ITS LONG-DELAYED ANNUAL MEETING. THEIR EIGHT-MONTH CAMPAIGN OF STONEWALLING SHAREHOLDERS FINALLY APPEARS TO BE NEARING THE END.

             VOTE YOUR WHITE PROXY FOR THE OPPORTUNITY TO RECEIVE

             $70 PER SHARE IN CASH AND STOCK FOR YOUR ITT SHARES.

  ITT management still refuses to meet with Hilton to negotiate a value-maximizing merger on your behalf. It's time to tell ITT that enough is enough. Vote the enclosed WHITE proxy card to elect Hilton's nominees to the ITT Board at the November 12 annual meeting.

  THE HILTON NOMINEES ARE FULLY COMMITTED TO GIVING ALL ITT SHAREHOLDERS THE OPPORTUNITY TO RECEIVE $70 PER SHARE IN CASH AND STOCK FOR THEIR ITT SHARES. UPON THEIR ELECTION, THE HILTON NOMINEES PLAN TO TAKE, SUBJECT TO THEIR FIDUCIARY DUTY, ALL NECESSARY ACTIONS TO FACILITATE CONSUMMATION OF HILTON'S TENDER OFFER AND PROPOSED MERGER.

           THE MANY COMPELLING BENEFITS OF A HILTON/ITT COMBINATION.

  Remember--Hilton's superior offer gives you:

  . A HANDSOME 64% PREMIUM over ITT's closing price on January 27, 1997 -- the day before Hilton announced its initial offer.

  . NEARLY TWICE AS MUCH CASH -- Hilton's tender offer will pay $70 cash for over 50% of ITT's outstanding shares.

  . $70 per ITT share in Hilton stock for shares not accepted in the tender, LETTING YOU PARTICIPATE IN THE EXTRAORDINARY UPSIDE POTENTIAL of what would become the world's largest lodging and gaming company.

  . A combined company which Hilton expects will quickly realize $100 MILLION
    PLUS IN COST SAVINGS AND OTHER SYNERGIES.

  . A combined company with a portfolio of premier hotel and gaming properties including Hilton, Sheraton, Bally's, Caesars and others.

  . Significantly improved presence in the two most important gaming markets of Las Vegas and Atlantic City.

  . A TALENTED MANAGEMENT TEAM, WITH AN OUTSTANDING RECORD OF CREATING VALUE
    FOR SHAREHOLDERS, WHOSE INTERESTS ARE ALIGNED WITH YOURS.

               WALL STREET'S ENTHUSIASTIC SUPPORT FOR OUR OFFER.

  You don't have to take just our word about the many benefits of a Hilton/ITT merger. Leading Wall Street hotel and gaming analysts* are enthusiastic about the proposed combination:

  "WE BELIEVE THAT HILTON'S REVISED PROPOSAL IS THE BEST TRANSACTION FOR ITT SHAREHOLDERS AND, WITH THE COMPANIES COMBINED, PROVIDES IMPROVED GROWTH OPPORTUNITIES FOR HILTON SHAREHOLDERS."

  David Wolfe, Oppenheimer & Co., Inc., August 6, 1997.

  "WE BELIEVE THAT THE HILTON BID OFFERS ITT SHAREHOLDERS BETTER VALUE WITH
LESS RISK THAN THE ITT PLAN. . . . IN OUR VIEW, A HILTON/ITT COMBINATION WOULD
INCREASE THE GROWTH VISIBILITY OF THE COMBINED COMPANIES IN AN ERA WHERE BIGGER IS CLEARLY BETTER."

  Mark Mutkoski, Thomas Ryan, BT Alex. Brown Inc., September 30, 1997.

  "WE BELIEVE HILTON'S PROPOSED BID FOR ITT IS COMPELLING FOR ITT
SHAREHOLDERS, AS IT WOULD RESULT IN SIGNIFICANT VALUE CREATION FOR BOTH HLT
AND ITT SHAREHOLDERS. . . ."

  Michael G. Mueller, Beth Ann Lindell, NationsBanc Montgomery Securities, Inc., October 2, 1997.

--------
* Consent of the authors for use has neither been requested nor obtained.

            DON'T WAIT UNTIL NOVEMBER 12 TO SEND A MESSAGE TO ITT.

                         VOTE YOUR WHITE PROXY TODAY.

  Even if you have already mailed a proxy card earlier, we urge you to sign and mail the enclosed card. Don't wait until the annual meeting to send your message to ITT management.


  ITT HAS RUN FROM ITS SHAREHOLDERS FOR EIGHT MONTHS. BUT NOW IT'S THE SHAREHOLDERS' TURN TO SPEAK. VOTE YOUR WHITE PROXY TO ELECT NOMINEES COMMITTED TO BRINGING YOU THE SUPERIOR BENEFITS OF HILTON'S OFFER FOR ITT.


  The enclosed proxy statement and supplement contain important information concerning the ITT annual meeting and we urge you to read them carefully. If you have questions about your proxy or need assistance in voting your shares, please contact MacKenzie Partners, Inc. toll-free at (800) 322-2885.


  IT IS IMPORTANT THAT YOU SEND IN YOUR VOTE NOW -- BEFORE ITT MANAGEMENT HAS THE OPPORTUNITY TO DESTROY MORE OF THE VALUE OF THE ASSETS THAT YOU, NOT THEY, OWN. VOTE YOUR WHITE PROXY TODAY.


  We thank you for your continued support and encouragement on behalf of all our nominees and the entire Hilton organization.


                                          Sincerely,
                                          /s/ Stephen F. Bollenbach
                                          Stephen F. Bollenbach
                                          President and Chief Executive
                                          Officer
                                          Hilton Hotels Corporation

                             YOUR VOTE IS IMPORTANT

   If you have any questions or need assistance in completing the WHITE proxy card, please contact:

                                      LOGO
                           MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                    DO NOT DELAY -- VOTE YOUR SHARES TODAY!

                                  SUPPLEMENT
                                      TO
                                PROXY STATEMENT
                                      OF

                           HILTON HOTELS CORPORATION

                                      AND
                                HLT CORPORATION

                               ----------------

                      1997 ANNUAL MEETING OF STOCKHOLDERS
                                      OF
                                ITT CORPORATION
                                  TO BE HELD
                         WEDNESDAY, NOVEMBER 12, 1997


       HILTON HOTELS CORPORATION AND HLT CORPORATION BELIEVE THAT
    HILTON'S $70 OFFER AND THE PROPOSED HILTON MERGER ARE IN THE BEST INTERESTS OF ITT'S STOCKHOLDERS AND URGE YOU TO VOTE FOR THE
    HILTON NOMINEES AND THE OTHER PROPOSALS DESCRIBED BELOW.

          PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD


  This Supplement (the "Supplement"), together with the attached Proxy Statement (the "Proxy Statement") and the enclosed WHITE proxy card, are being furnished to stockholders of ITT Corporation (the "Company" or "ITT") by Hilton Hotels Corporation, a Delaware corporation ("Hilton"), and HLT Corporation, a Delaware corporation and wholly owned subsidiary of Hilton ("HLT"), in connection with the solicitation of proxies from the Company's stockholders to be used at the 1997 Annual Meeting of Stockholders of the Company, including any adjournments or postponements thereof and any special meeting called in lieu thereof (the "Annual Meeting"), to take the following actions: (i) to elect up to 23 persons to be nominated by Hilton and HLT (the "Hilton Nominees") to the Board of Directors of the Company (the "Board"), who are expected, subject to their fiduciary duties, to take all actions as may be necessary to facilitate the Offer (as defined in the Proxy Statement) and the Proposed Hilton Merger (as defined in the Proxy Statement); (ii) to approve a non-binding stockholder resolution urging the Board to arrange for the sale of the Company to Hilton, HLT or any bidder offering a higher price for the Company (the "Sale Resolution"); and (iii) to approve a stockholder resolution to repeal each and every provision of the Amended and Restated By-laws of the Company (the "Bylaws") adopted on or after July 23, 1996 and prior to the adoption of such resolution (the "Bylaws Resolution," and together with the Sale Resolution, the "Proposals"). According to the Company, the Annual Meeting is scheduled to take place on November 12, 1997, and the Record Date for determining stockholders entitled to notice of and to vote at the Annual Meeting has been fixed as the close of business on October 1, 1997.

  This Supplement and the enclosed WHITE proxy card are first being furnished to the Company's stockholders on or about October 6, 1997. This Supplement supplements and amends the attached Proxy Statement with information and a summary of developments since the Proxy Statement was first mailed to the Company's stockholders on March 21, 1997, and should be read in conjunction with the Proxy Statement. Unless defined in this Supplement, capitalized terms used in this Supplement shall have their respective meanings as set forth in the attached Proxy Statement.

1. AMENDED OFFER

  On August 6, 1997, Hilton amended its proposal to acquire all of the outstanding Company Shares by increasing the price to be paid to $70 per Share.

  Pursuant to this amended proposal, Hilton is offering to acquire: (i) 61,145,475 Shares or such greater number of Shares which, when added to the number of Shares beneficially owned by HLT and its affiliates, constitutes a majority of the total number of Shares outstanding on a fully diluted basis as of the Expiration Date of the Offer, and (ii) unless and until validly redeemed by the Board, the Series A Participating Cumulative Preferred Stock Purchase Rights (the "Rights") associated therewith and issued pursuant to the Rights Agreement, dated as of November 1, 1995, between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement"), at a price of $70 per Share (including the associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related letter of transmittal (the "Letter of Transmittal") (which, as amended from time to time, together constitute the "Offer"). The purpose of the Offer is for Hilton to acquire control of, and ultimately the entire equity interest in, the Company. The Offer is currently scheduled to expire at 12:00 Midnight, New York City time, on Friday, October 10, 1997, unless extended (as such date may be extended, the "Expiration Date").

  Under the terms of Hilton's proposal, the Company would, as soon as practicable following consummation of the Offer, consummate a merger with Hilton or HLT or another direct or indirect wholly owned subsidiary of Hilton (the "Proposed Hilton Merger"). At the effective time of the Proposed Hilton Merger, each Share that is issued and outstanding immediately prior to the effective time (other than Shares held in the treasury of the Company or owned by Hilton, HLT or any direct or indirect wholly owned subsidiary of Hilton) would be converted, subject to the collar provisions described below, into a number of shares of Hilton Common Stock equal to $70 divided by the volume-weighted average of the prices per share of Hilton Common Stock for all trades reported on the New York Stock Exchange, Inc. ("NYSE") during the 20 trading days immediately preceding the last business day before the effective time of the Proposed Hilton Merger (the "Average Hilton Share Price"). The number of shares of Hilton Common Stock to be issued in the Proposed Hilton Merger would be subject to a minimum of 1.9211 shares and a maximum of 2.3480 shares for each Share of the Company.

  This means that, so long as the Average Hilton Share Price is at least $29.8125 per share and no more than $36.4375 per share, the trading value of the shares of Hilton Common Stock to be issued in the Proposed Hilton Merger will be $70 per Share, the same as the cash price to be paid in the Offer. On Friday, October 3, 1997, the closing price of the Hilton Common Stock was $33.125 per share. If the Average Hilton Share Price goes above $36.4375 per share, however, then the trading value of the shares of Hilton Common Stock to be issued in the Proposed Hilton Merger will be greater than $70 per Share. If the Average Hilton Share Price goes below $29.8125 per share, then the trading value of the shares of Hilton Common Stock to be issued in the Proposed Hilton Merger will be less than $70 per Share.

2. CHANGE IN THE HILTON NOMINEES

  Since the initial mailing of the Proxy Statement, one of the Hilton Nominees has passed away. Additionally one of the Hilton Nominees has accepted a position with Hilton's financial advisor, Donaldson, Lufkin and Jenrette Securities Corporation, and has withdrawn as a Hilton Nominee. As a result, Hilton's first proposal is hereby amended in its entirety to read as follows:

    1. To elect to the Board such number of the following Hilton Nominees as equals the size of the Board: Daniel J. Altobello, George N. Aronoff, Scott
  H. Bice, Barrie K. Brunet, James J. Florio, Fred D. Gibson, Jr., Dianne Jett, Robert S. Kingsley, Aubrey C. Lewis, Celeste Pinto McLain, Gilbert L. Shelton, Henry A. Collins, John Danhakl, Ernest E. East, John E. Humphreville, Robert L. Johander, J. Kenneth Looloian, Rocco J. Marano, James F. McAnally, Morris Pashman, Alan C. Snyder, Caroline L. Williams and Robert H. Wolf. The first eleven of such individuals will be nominated to be elected to succeed the current eleven Directors (or any Director named to fill any vacancy created by the death, retirement, resignation or removal of any of such eleven Directors) of the Company. One or more of such other individuals will be nominated to be elected (a) in the event that the Company purports to increase the number of Directorships pursuant to
  Section 2.2 of the Bylaws, to each additional Directorship created, and/or
  (b) in the event any of the first eleven of such individuals is unable for any reason to serve as a Director.

  The Hilton Nominees are committed to giving all of the Company's stockholders the opportunity to receive the $70 consideration for the Shares contemplated by the Offer and the Proposed Hilton Merger, and if elected are expected to take all necessary actions, subject to their fiduciary duties to the Company's stockholders, to facilitate consummation of the Offer and the Proposed Hilton Merger.

  You should vote for the Hilton Nominees for the following reasons:

  . IMMEDIATE 64% CASH PREMIUM FOR HALF OF THE COMPANY'S SHARES

     The value of the Offer at $70 per Share is a 64% premium over the closing market price of $42.625 on the NYSE on January 27, 1997, the last full trading day prior to Hilton's original public announcement of the Offer. The Hilton $70 per Share Offer is for 50.1% of the Company's Shares in contrast to ITT's so-called "comprehensive plan" which provides $70 cash per Share for only 25.7% of the Company's Shares. The Offer is subject to a number of conditions and will not be consummated until those conditions are satisfied or waived. Further information concerning the Offer is contained in the Offer to Purchase.

  . CONTINUED PARTICIPATION IN THE FUTURE GROWTH OF A HILTON/ITT COMBINATION

     Upon consummation of the Proposed Hilton Merger, the Company's stockholders will receive shares of Hilton Common Stock, allowing them to participate in the future of the combined company. The combination of Hilton and the Company would bring together two of the world's leading lodging companies as well as two premier gaming businesses. Hilton and HLT believe the combination of Hilton and the Company would be of enormous benefit to each company and its respective stockholders, employees and other constituencies.

  . A BOARD AND MANAGEMENT COMMITTED TO STOCKHOLDER VALUE

     Following consummation of the Offer and the Proposed Hilton Merger, the combined entity would be led by Hilton's board and management team -- a board and management team that emphasizes the creation of greater stockholder value. Hilton and HLT believe that the Hilton management team's strategic experience and strong operating record in hotels and gaming will bring tremendous value to the combined stockholder base and will help to generate superior returns relative to those realized historically by ITT's stockholders.

  The following table amends the biographical information of the Hilton Nominees as set forth in the Proxy Statement. Unless noted below the information contained in the Proxy Statement remains unchanged. This information has been furnished to Hilton by the respective Hilton Nominees.

                                               PRINCIPAL OCCUPATION OR
                                               EMPLOYMENT
                                               DURING THE LAST FIVE YEARS;
 NAME, AGE AND BUSINESS (OR RESIDENCE) ADDRESS CURRENT DIRECTORSHIPS
 --------------------------------------------- --------------------------------
 Daniel J. Altobello (56)........              (See attached proxy statement.)

 George N. Aronoff (64)..........              (See attached proxy statement.)

 Scott H. Bice (54)..............              (See attached proxy statement.)

 Fred D. Gibson, Jr. (70)........              Chairman of American Pacific
                                               Corporation (specialty chemicals
                                               production), since before 1992.
                                               President and Chief Executive
                                               Officer of American Pacific
                                               Corporation from before 1992
                                               until July 1997. Mr. Gibson is
                                               also a director of American
                                               Pacific Corporation and Nevada
                                               Power Company.

 Robert S. Kingsley (51).........              (See attached proxy statement.)

 Gilbert L. Shelton (61).........              (See attached proxy statement.)

 Barrie K. Brunet (72)...........              (See attached proxy statement.)

 John Danhakl (41)...............              (See attached proxy statement.)
 Leonard Green & Partners
 11111 Santa Monica Blvd., #2000
 Los Angeles, CA 90025

 John E. Humphreville (50).......              (See attached proxy statement.)

 Robert L. Johander (51).........              (See attached proxy statement.)

 J. Kenneth Looloian (75)........              (See attached proxy statement.)

 James F. McAnally, M.D. (48)....              (See attached proxy statement.)

 Morris Pashman (85).............              (See attached proxy statement.)

 Alan C. Snyder (50).............              Chairman, President and Chief
                                               Executive Officer, Answer
                                               Financial Inc. since June 1997.
                                               Manager, Shinnecock Group, LLC
                                               (investment acquisitions), since
                                               September 1994 and Managing
                                               Partner, Shinnecock Partners
                                               (investment management), since
                                               before 1992. Also, Chief
                                               Executive Officer, Aurora
                                               National Life Assurance Company
                                               (insurance), from September 1993
                                               until September 1994; and
                                               President, Chief Operating
                                               Officer, Executive Life
                                               Insurance Company (insurance),
                                               from April 1991 until September
                                               1993.

 Caroline Williams (51)..........              Private investor, since January
 417 Park Avenue                               1992. Acting Chair and Lecturer,
 New York, New York 10022                      The New School for Social
                                               Research-Milano School of
                                               Management and Urban Policy
                                               (non-profit school), from
                                               September 1996 to June 1997.
                                               Prior thereto, Vice President-
                                               Finance, Techno Serve, Inc.
                                               (non-profit economic development
                                               agency), from July 1992 until
                                               September 1993; and Managing
                                               Director, Donaldson, Lufkin &
                                               Jenrette Securities Corporation
                                               (investment banking), from
                                               before 1992 until January 1992.
                                               Ms. Williams is also a director
                                               of Hearst-Argyle Television,
                                               Inc., Swing-N-Slide Corporation
                                               and DEVCAP Shared Return Trust.

  YOU ARE URGED TO VOTE FOR THE ELECTION OF THE HILTON NOMINEES ON THE ENCLOSED WHITE PROXY CARD.

3. REGULATORY AND LITIGATION DEVELOPMENTS

  Mississippi Gaming Regulation. On April 17, 1997, HLT was found suitable by the Mississippi Gaming Commission to be associated with a gaming licensee under the Mississippi Gaming Control Act. At that time, the Mississippi Gaming Commission also granted its approval to Hilton for the proposed acquisition of control of the Company through HLT. The approvals granted did not include the Proposed Hilton Merger, which will require additional approval by the Mississippi Gaming Commission.

  Hilton's nominees for the Board may take office, if elected, without first having been found suitable by the Mississippi Gaming Commission. In accordance with Miss. Code Ann (S)75-76-237, each newly elected member of the Board must file an application to be found suitable by the Mississippi Gaming Commission within thirty (30) days of taking office.

  Nevada Gaming Regulation. On February 12, 1997, Hilton filed a written request for a ruling from the Chairman of the Nevada Gaming Control Board (the "Nevada Board") that the proxy solicitation and the election of the Hilton Nominees would not result in Hilton or the Hilton Nominees acquiring control of ITT so as to require the prior approval of the Nevada Gaming Commission (the "Nevada Commission"). On May 12, 1997, the Nevada Board Chairman responded in writing to Hilton's ruling request by stating that both the Nevada Board's Corporate Securities Division and the Nevada Attorney General's Office had reviewed the facts as outlined in Hilton's ruling request and had concluded that the election of the Hilton Nominees will not constitute an acquisition of control requiring prior Nevada Commission approval. Attached to the response of the Chairman of the Nevada Board was a legal memorandum from the Nevada Attorney General's Office confirming that Hilton's proxy solicitation may be accomplished without the prior approval of either the Nevada Board or the Nevada Commission.

  On September 25, 1997, Hilton received the approval of the Nevada Commission, upon the recommendation of the Nevada Board, to make public offerings for a period of two years, subject to certain conditions (the "Shelf Approval"). The issuance of Hilton Common Stock in the Proposed Hilton Merger will be made pursuant to the Shelf Approval. The Shelf Approval also applies to any affiliated company wholly owned by Hilton (an "Affiliate") which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval includes approval for Hilton's subsidiaries that are registered or licensed by the Nevada Commission to guarantee any security issued by, or to hypothecate their assets to secure the payment or performance of any obligations issued by, Hilton or an Affiliate in a public offering made under the Shelf Approval. The Shelf Approval also includes approval for the placement of restrictions upon the transfer of, and agreements not to encumber, such subsidiaries' stock in conjunction with a public offering made under the Shelf Approval. The Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

  New Jersey Gaming Regulation. On February 14, 1997, Hilton filed a petition with the New Jersey Casino Control Commission (the "CCC") for an order qualifying HLT as a holding company of a New Jersey casino licensee for the purpose of pursuing and consummating the Offer (the "Hilton Proceeding"). On February 27, 1997, the Company filed a petition with the CCC to intervene in the Hilton Proceeding. On March 5, 1997, the Hilton Nominees filed a petition with the CCC for an order temporarily qualifying them to serve as directors of the Company upon being elected to the Board ("Nominees' Proceeding"). On April 4, 1997, the Company and its subsidiaries filed a petition to intervene in, and to dismiss, the Nominees' Proceeding.

  The petitions were held in abeyance by the CCC pending the scheduling of the Company's Annual Meeting. It is anticipated that the Hilton Nominees' petition will be heard and determined by the CCC before the Annual Meeting and that the Hilton Nominees will be temporarily qualified to serve as directors of the Company upon their election to the Board.

  Litigation. On February 26, 1997, Hilton and HLT filed a motion in the U.S. District Court for the District of Nevada (the "Nevada Court") for a preliminary injunction requiring the Company to conduct the Annual Meeting in May 1997. On April 21, 1997, the Nevada Court issued an order denying such motion. On an appeal by Hilton and HLT of the order, the order was affirmed.

  On June 12, 1997, Hilton filed a first amended and supplemental complaint (the "First Amended and Supplemental Complaint") in the Nevada Court. In addition to the relief sought in the original complaint, the First Amended and Supplemental Complaint seeks, among other things, injunctive relief to (i) prevent the Company from further delaying its annual meeting, (ii) require the Company to conduct an auction of the Company, (iii) prohibit the Company from selling any of its assets without conducting an auction in which Parent may participate and without stockholder approval, (iv) require the Company to rescind its transaction with FelCor Suite Hotels, Inc. ("FelCor"), (v) invalidate the change of control provisions in the Company's management agreements with FelCor and prohibit the Company from entering into any other agreement containing change of control provisions and (vi) prohibit the Board from taking actions aimed at entrenching themselves in office.

  On July 2, 1997, the Company filed a motion to dismiss certain counts included in the First Amended and Supplemental Hilton Complaint or, in the alternative, for partial summary judgment (the "ITT Motion to Dismiss the Amended Hilton Complaint") in the Nevada Court. On September 10, 1997, the Nevada Court entered an order denying the Company's Motion to Dismiss those counts, except that Hilton's claim for relief seeking rescission of the FelCor transaction and invalidation of the change of control penalty provisions in the Company's management agreement with FelCor were dismissed without prejudice (for Hilton's failure to join FelCor as a necessary defendant).

  On July 16, 1997, the Company filed a complaint in the Nevada Court (the "Company Complaint") seeking, among other relief, a declaratory judgment that the Board did not act outside its powers or fail to exercise its powers in good faith and with a view to the interests of the Company in approving a proposed plan to break the Company up by spinning off the Company's hotel and gaming businesses and the Company's educational services business (the "Comprehensive Plan"). The Company also filed a motion with the Nevada Court seeking a speedy hearing on the claims.

  On August 5, 1997, Hilton filed its answer and counterclaims to the Company Complaint (the "Counterclaims"). The Counterclaims seek, among other things, an order (i) prohibiting the implementation of the Comprehensive Plan, (ii) requiring the Company to put the Comprehensive Plan to a stockholder vote, and
(iii) declaring that the Board has acted on an uninformed basis and outside its powers and has exercised its powers in bad faith with a view to advancing its own interests and the interests of Company management rather than the interests of the Company and its shareholders.

  On September 29, 1997, the Nevada Court found that "the primary purpose of ITT's Comprehensive Plan was to disenfranchise its shareholders." The Nevada Court enjoined the Company from implementing the Comprehensive Plan, and further ordered the Company to hold its Annual Meeting on or before November 14, 1997.

4. DIRECTORS AND EXECUTIVE OFFICERS OF HILTON AND CERTAIN EMPLOYEES OF HILTON

  The information set forth in Schedule I to the Proxy Statement is amended as follows (unless noted below, the information contained in the Proxy Statement remains unchanged). Directors of Hilton are identified by an asterisk.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                    MATERIAL POSITIONS HELD DURING THE PAST
 NAME AND CURRENT BUSINESS ADDRESS  FIVE YEARS
 ---------------------------------  -------------------------------------------
 *Stephen F. Bollenbach...........  Mr. Bollenbach is also a director of
                                    America West Airlines, Inc., Kmart
                                    Corporation, Ladbroke Group PLC and Time
                                    Warner Inc.

  Thomas E. Gallagher.............  Executive Vice President and General
                                    Counsel of Hilton Hotels Corporation since
                                    July 1997. Prior thereto, President and
                                    Chief Executive Officer of The Griffin
                                    Group, Inc., 1992 until June 1997;
                                    President and Chief Executive Officer of
                                    Griffin Gaming and Entertainment, Inc.
                                    (formerly Resorts International, Inc.),
                                    1995 until 1996; Director and Chairman of
                                    the Executive Committee of Griffin Gaming
                                    and Entertainment, Inc., 1993 until 1996;
                                    Director, Players International, Inc., 1992
                                    until October 1997; Partner, Gibson Dunn &
                                    Crutcher, 1977 until 1992.

 *Arthur M. Goldberg
  3930 Howard Hughes Parkway
  Las Vegas, Nevada 89109

  Marc A. Grossman................  Senior Vice President--Corporate Affairs
                                    since 1994. Prior thereto, Vice President--
                                    Corporate Communications, 1993 until 1994;
                                    Vice President--Communications for the
                                    Gaming Division, April 1992 until July
                                    1993; Senior Vice President, Burson-
                                    Marsteller, a public relations firm, from
                                    1989 until 1992.

 *Eric M. Hilton..................  Vice Chairman Emeritus of the Board,
                                    Hilton, since April 1997. Prior thereto,
                                    Vice Chairman of the Board, Hilton, May
                                    1993 until March 1997; Executive Vice
                                    President-International Operations, Hilton,
                                    May 1992 until April 1993.

 *Robert L. Johnson...............  Chairman and Chief Executive Officer of
  BET Holdings, Inc.                Black Entertainment Television, a cable
  One BET Plaza                     programming service, and Chairman and Chief
  1900 "W" Place, N.E.              Executive Officer of BET Holdings, Inc., a
  Washington, D.C. 20018            diversified media holding company, since
                                    August 1991, and Chairman and Chief
                                    Executive Officer of District Cablevision,
                                    cable operator in the District of Columbia.

 *Donald R. Knab
  Residence:
  164 Plantation Circle South
  Ponte Vedra Beach, Florida 32082

  Robert M. La Forgia.............  Senior Vice President and Controller of
                                    Hilton Hotels Corporation since June 1996.
                                    Prior thereto, Vice President and Corporate
                                    Controller, November 1994 until June 1996;
                                    Assistant Corporate Controller, September
                                    1987 until November 1994.

  Scott A. LaPorta................  Senior Vice President and Treasurer of
                                    Hilton Hotels Corporation since May 1996.
                                    Prior thereto, Senior Vice President and
                                    Treasurer of Host Marriott, October 1995
                                    until May 1996; Vice President--Corporate
                                    Finance of Host Marriott, October 1993
                                    until October 1995; Director--Corporate
                                    Finance of Marriott Corporation, January
                                    1992 until October 1993.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                    MATERIAL POSITIONS HELD DURING THE PAST
 NAME AND CURRENT BUSINESS ADDRESS  FIVE YEARS
 ---------------------------------  -------------------------------------------
 *Donna F. Tuttle................   Owner and Officer, Elmore/Tuttle Sports
 Korn Tuttle Capital Group          Group, owns four minor league teams, since
 1800 Century Park East, #210       1993. Chair, Centennial Management Company,
 Los Angeles, California 90067      manages and operates arenas, convention
                                    centers and stadiums, since January 1997.
                                    President, Korn Tuttle Capital Group, a Los
                                    Angeles financial consulting and
                                    investments firm, and a director of Phoenix
                                    Duff & Phelps, Inc., a financial services
                                    firm, since 1992.

                                          HILTON HOTELS CORPORATION
                                          HLT CORPORATION
October 6, 1997

                                   IMPORTANT

      Tell your Board what you think! Your vote is important. No matter how many Shares you own, please give Hilton your proxy FOR the election of the Hilton Nominees and FOR approving the Proposals by taking four steps:

      1. SIGNING the enclosed WHITE proxy card,

      2. DATING the enclosed WHITE proxy card, and

      3. MAILING the enclosed WHITE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States) or FAXING BOTH SIDES of the enclosed WHITE proxy card TODAY to MacKenzie Partners, Inc. at the number provided below.

      4. AFTER signing the enclosed WHITE proxy card, do not sign any other cards. Do not even vote "against" on the ITT blue proxy card; rather, discard any blue proxy cards sent to you by ITT.

      If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions.
    Accordingly, please contact the person responsible for your account and instruct that person to execute the WHITE proxy card representing your Shares.

      If you have any questions about voting your shares or require assistance, please call:


                                     LOGO
                           MACKENZIE PARTNERS, INC.

   156 Fifth Avenue New York, New York 10010 (212) 929-5500 (Call Collect) or
                         CALL TOLL-FREE (800) 322-2885
                              FAX: (212) 929-0308

                                ITT CORPORATION
                      1997 ANNUAL MEETING OF STOCKHOLDERS
     THIS PROXY IS SOLICITED ON BEHALF OF HILTON HOTELS CORPORATION AND HLT
                                  CORPORATION

  The undersigned appoints Stephen F. Bollenbach, Matthew J. Hart, Scott A. LaPorta and Thomas E. Gallagher, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of ITT Corporation ("ITT") which the undersigned would be entitled to vote if personally present at the 1997 Annual Meeting of Stockholders of ITT, and including at any adjournments or postponements thereof and at any special meeting called in lieu thereof, as follows:

   HILTON HOTELS CORPORATION RECOMMENDS A VOTE FOR THE ELECTION OF ALL HILTON
        NOMINEES NAMED BELOW AND FOR THE RESOLUTIONS UNDER ITEMS 2 AND 3.

    1. ELECTION OF DIRECTORS: To elect to the Board of Directors of ITT (the "Board") such number of the following Hilton Nominees as equals the size of the Board: Daniel J. Altobello, George N. Aronoff, Scott H. Bice, Barrie K. Brunet, James J. Florio, Fred D. Gibson, Jr., Dianne Jett, Robert S. Kingsley, Aubrey C. Lewis, Celeste Pinto McLain, Gilbert L. Shelton, Henry
  A. Collins, John Danhakl, Ernest E. East, John E. Humphreville, Robert L. Johander, J. Kenneth Looloian, Rocco J. Marano, James F. McAnally, Morris Pashman, Alan C. Snyder, Caroline L. Williams and Robert H. Wolf. The first eleven of such individuals will be voted for to be elected to succeed the current eleven Directors (or any Director named to fill any vacancy created by the death, retirement, resignation or removal of any of such eleven Directors) of ITT. One or more of such other individuals will be voted for to be elected (a) in the event that ITT purports to increase the number of Directorships pursuant to Section 2.2 of ITT's Amended and Restated Bylaws, to each additional Directorship created, and/or (b) in the event any of the first eleven of such individuals is unable for any reason to serve as a Director.
       FOR ALL HILTON NOMINEES [_]      WITHHOLD AUTHORITY FOR ALL HILTON
                                  NOMINEES [_]

  INSTRUCTION: To withhold authority to vote for one or more individual Hilton Nominees, mark FOR all Hilton Nominees above and write the name(s) of the Hilton Nominee with respect to which you wish to withhold authority
  here:                    .

    2. RESOLUTION PROPOSED BY HILTON AND HLT. To adopt the following resolution:

  RESOLVED, that the stockholders of ITT Corporation ("ITT") urge the ITT
  Board of Directors to arrange for the sale of ITT to Hilton Hotels
  Corporation ("Hilton") or to any bidder offering a higher price, and if there be no higher bidder, to take all necessary action to permit the tender offer of Hilton and HLT Corporation ("HLT") and the proposed merger of ITT with Hilton, HLT or a subsidiary of Hilton to proceed, including, without limitation, action to satisfy the Rights Condition, the Control Share Condition and the Business Combination Condition set forth in HLT's Offer to Purchase dated January 31, 1997 (as such offer may be amended).
                  FOR [_]        AGAINST [_]        ABSTAIN [_]
                                                     (continued on reverse side)

                                                                              2
(continued from other side)

    3. RESOLUTION PROPOSED BY HILTON AND HLT. To adopt the following resolution:
  RESOLVED, that each and every provision of the Amended and Restated Bylaws of ITT Corporation adopted on or after July 23, 1996 and prior to the adoption of this resolution is hereby repealed.
                  FOR [_]        AGAINST [_]        ABSTAIN [_]

    4. IN THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
  The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of ITT held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IF NO DIRECTION IS INDICATED WITH RESPECT TO THE ABOVE PROPOSALS, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL HILTON NOMINEES AND FOR THE PROPOSALS SET FORTH IN ITEMS 2 AND 3 ABOVE AND IN THE MANNER SET FORTH IN ITEM 4 ABOVE.
  This proxy will be valid until the sooner of one year from the date indicated below and the completion of the Annual Meeting.

                                        DATED: ________________________ , 1997.
                                        PLEASE SIGN EXACTLY AS NAME APPEARS ON
                                        THIS PROXY.
                                        ---------------------------------------
                                                      (Signature)
                                        ---------------------------------------
                                             (Signature, if held jointly)
                                        ---------------------------------------
                                                        (Title)

                                        WHEN SHARES ARE HELD JOINTLY, JOINT
                                        OWNERS SHOULD EACH SIGN. EXECUTORS,
                                        ADMINISTRATORS, TRUSTEES, ETC., SHOULD
                                        INDICATE THE CAPACITY IN WHICH
                                        SIGNING.

    IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE
                               ENCLOSED ENVELOPE!
  IF YOU NEED ASSISTANCE WITH THIS PROXY CARD, PLEASE CALL MACKENZIE PARTNERS,
         INC. TOLL-FREE (800) 322-2885 . (212) 929-5500 (CALL COLLECT)